Navigant Capital Advisors, LLC

Member FINRA, SIPC

N A V I G A N T

C A P I T A L – A D V I S O R S

30 South Wacker Drive, Suite 3100

Chicago, IL 60606

Telephone 312.583.5700

October 29, 2007

The Board of Directors

Attn: Mr. Jonathan Kalman

Jaguar Acquisition Corporation

1200 River Road

Conshohocken, PA 19428

Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated October 25, 2007, to the Board of Directors of Jaguar Acquisition Corporation (“Jaguar”) as Annex A to, and reference thereto under the headings “Summary – The Companies – Fairness Opinion,” “Consideration of the Business Combination – Fairness Opinion” and “Proposal to Acquire China Cablecom – Fairness Opinion” in, the proxy statement/prospectus relating to the proposed mergers involving China Cablecom, Ltd. (“China Cablecom”), China Cablecom Holdings, Ltd. (“Holdings”) and Jaguar, which proxy statement/prospectus forms a part of a Registration Statement on Form S-4 of Jaguar. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

NAVIGANT CAPITAL ADVISORS, LLC

By: /s/ David W. Giesen

       David W. Giesen

       Director